EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Announces New Coke and Energy Supply Agreement

WEST CHESTER, OH, September 3, 2009 — AK Steel (NYSE: AKS) said today that it has reached agreement with SunCoke Energy, Inc. (SunCoke) to provide AK Steel with metallurgical-grade coke from SunCoke’s Haverhill facility in Scioto County near the Ohio River in southern Ohio.
The agreement has a 12-year term with two five-year renewal options.  Under the agreement, SunCoke Haverhill will provide AK Steel with up to 550,000 tons of coke annually, as well as a financial interest in the electricity co-generated from the heat recovery coke battery.  Terms of the agreement were not released.
AK Steel said the Haverhill coke and power agreement does not replace nor diminish the company’s need for the coke and electricity from SunCoke’s proposed Middletown Coke Company project. That project received a draft permit-to-install from the Ohio Environmental Protection Agency (OEPA) on July 27, 2009.  AK Steel and SunCoke continue to vigorously support the Middletown Coke Company project.
AK Steel reiterated that it has no immediate plans to idle any of its existing cokemaking capacity as a result of either the Middletown Coke Company or Haverhill agreements.  However, the company indicated that the age and rapidly escalating environmental compliance costs associated with the company’s Ashland coke batteries is an on-going concern.
  “This agreement furthers our strategic goal to better insulate the company from volatile world market prices of our key commodity and energy inputs, “said James L. Wainscott, chairman, president and CEO of AK Steel.  “The Haverhill agreement enhances our long-term supply of cost-competitive coke and energy in the most environmentally responsible fashion.”
Metallurgical-grade coke is produced from blends of coal, and is necessary as a fuel and a chemical reducing agent in the production of molten iron in a blast furnace.  AK Steel operates coke batteries in Middletown, Ohio and Ashland, Kentucky, but must purchase some of its coke requirements on the open market.
About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,000 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 250 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
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